Exhibit 99.1

NEWS

FOR RELEASE: Monday, May 10, 2004

CHARTER REPORTS FIRST QUARTER 2004
FINANCIAL AND OPERATING RESULTS

Increased marketing and improved customer experience drives
strong high-speed data and digital video customer growth

St. Louis, MO - Charter Communications, Inc. (Nasdaq: CHTR) (along with its subsidiaries, the Company) today reported financial and operating results for the three months ended March 31, 2004. The Company also provided pro forma results, which reflect the sales of certain cable systems to Atlantic Broadband Finance, LLC (of which the majority closed on March 1, 2004, and a small portion of which closed in April 2004) and WaveDivision Holdings, LLC, which closed on October 1, 2003, as if they both occurred on January 1, 2003. (See the Addendum of this news release for further information on pro forma results.)

Operating Highlights

The Company:

  Added 125,200 residential high-speed data (HSD) customers during the first quarter of 2004, on a pro forma basis. These additions, together with HSD customer growth over the previous three quarters, drove a 40% increase in HSD revenues on a pro forma basis and a 38% increase on an actual basis, compared to the year ago quarter.
  Grew the digital video customer base by 68,800 customers during the first quarter, compared to a loss of 31,500 customers during the year ago period, on a pro forma basis. Charter also improved analog video customer trends with a loss of 8,500 customers during the first quarter compared to a loss of 49,000 in the year-ago period, on a pro forma basis.
  Capital expenditures increased 83% over the unusually low year ago period to $190 million, primarily driven by higher spending on customer premise equipment resulting from more customer connect activity and increased customer adoption of advanced services, including high definition television and digital video recorder technology. Expenditures on scalable infrastructure related to the deployment of advanced services including video on demand and commercial high- speed data services also increased. In addition, aggressive new build construction expenditures in the first quarter of 2004 more than doubled compared to a year ago.

Financial Highlights

The Company:

  Posted 5% revenue growth and 3% adjusted EBITDA growth on a pro forma basis for the first quarter 2004 compared to the year ago period. For the three months ended March 31, 2004, Charter reported 3% revenue growth and 1% adjusted EBITDA growth on an actual basis compared to first quarter 2003. (Adjusted EBITDA is defined in the "Use of Non-GAAP Financial Metrics" section of this news release.)
  Completed the sale of geographically non-strategic cable systems to Atlantic Broadband Finance, LLC for approximately $733 million, subject to post-closing adjustments. Systems divested in these transactions represent approximately 228,500 analog video customers.
  Amended Charter Communications Operating, LLC (Charter Operating) credit facility and concurrently issued $1.5 billion in Senior Second Lien Notes to refinance the bank debt of three subsidiaries shortly after the first quarter ended. The transaction extended beyond 2008 approximately $8.0 billion of scheduled debt maturities and credit facility commitment reductions which would have otherwise come due before that time.

Charter President and CEO Carl Vogel said, "We continue to build on the improvements made in 2003. We're focused on growing revenues and revenue generating units (RGU) by increasing our marketing activities and sales focus, while still maintaining financial discipline. We also continue our disciplined, incremental approach to improving our balance sheet and liquidity."

Mr. Vogel said, "Charter continued revenue and RGU growth through increased sales and marketing efforts, and improved customer service, together with technologically differentiated products. Pro forma advanced services RGUs, composed of digital video, residential HSD and telephony customers, increased 195,400 during the first quarter of 2004, up from 98,700 additions for the year ago quarter. As we add more customers who, along with existing customers, adopt our advanced services, we'll be positioned to improve our financial position."

Pro Forma First Quarter Results

Pro forma first quarter 2004 revenues were $1.185 billion, an increase of $55 million, or 5%, over pro forma first quarter 2003 revenues of $1.130 billion. This increase is principally the result of growth in HSD revenues, as well as increased commercial revenues. For the three months ended March 31, 2004, pro forma HSD revenues increased $47 million, or 40%, reflecting 423,800 additional HSD customers since March 2003, including 125,200 in the first quarter. In addition, first quarter 2004 average revenue per HSD customer increased 3% compared to the previous quarter on a pro forma basis. Pro forma commercial revenues increased $11 million, or 26%, and pro forma advertising sales revenues increased $3 million, or 5%, from first quarter 2003. Pro forma video revenues remained essentially flat with the year ago quarter.

First quarter 2004 pro forma operating costs and expenses rose $40 million, or 6%, compared to the year ago pro forma period, primarily a result of increased programming and marketing costs. First quarter 2004 programming costs increased 8% compared to the year ago period on a pro forma basis, an improvement from historic first quarter double digit increases. The improvement was partially the result of a $4 million reduction in programming costs related to settlements of contractual issues with a programming provider. The Company expects programming contracts to be renegotiated as they expire throughout the year, providing opportunities to reduce programming rate increases going forward. First quarter 2004 marketing expenses increased $12 million, or 63%, compared to the prior year, consistent with the Company's strategy to step up the promotion of its products and services.

Actual First Quarter Results

For the first quarter of 2004, Charter generated revenues of $1.214 billion, an increase of 3% over last year's first quarter revenues of $1.178 billion. This growth is due primarily to a $46 million, or 38%, increase in HSD revenues. The increase was partially offset by a $17 million, or 2%, decline in video revenues in the first quarter, primarily a result of cable system divestitures. Commercial revenues increased $9 million, or 19%, and advertising sales revenues increased $2 million, or 4%, compared to the actual year ago quarter.

Operating costs and expenses for the first quarter 2004 totaled $751 million, up 4% compared to the year ago quarter, primarily a result of increased programming costs and marketing expenditures. First quarter 2004 income from operations totaled $175 million, an increase of $98 million from the $77 million in the year ago quarter, primarily as a result of the $108 million pre-tax gain on the sale of cable systems to Atlantic Broadband Finance, LLC.

The increase in income from operations was offset by the fact that, as previously reported, commencing in 2004 the Company is absorbing substantially all future net losses before income taxes that in the past were allocated to minority interest, because minority interest in Charter Communications Holding Company, LLC (Charter Holdco) was substantially eliminated at December 31, 2003. This resulted in an additional $124 million of net loss for the three months ended March 31, 2004. Subject to any changes in Charter Holdco's capital structure, future losses will be substantially absorbed by Charter. As a result of this and other factors, net loss applicable to common stock increased $112 million. Net loss applicable to common stock and loss per common share were $294 million and $1.00, respectively, for the 2004 first quarter. For the first quarter of 2003, Charter reported net loss applicable to common stock and loss per common share of $182 million and 62 cents, respectively.

For the three months ended March 31, 2004, the Company recorded special charges of $10 million, including approximately $9 million which represents litigation costs related to the tentative settlement of a national class action suit subject to final documentation and court approval.

Pro Forma Liquidity

Pro forma adjusted EBITDA totaled $450 million for the three months ended March 31, 2004, an increase of $15 million, or 3%, compared to the year ago period. Pro forma net cash flows from operating activities for the three months ended March 31, 2004, were $112 million, a decrease of 27% from $154 million for the year ago quarter, primarily a result of increases in cash interest expense, special charges, loss on debt to equity conversion and changes in operating assets and liabilities.

Actual Liquidity

Adjusted EBITDA totaled $463 million for the three months ended March 31, 2004, an increase of $5 million, or 1%, compared to the year ago period. Net cash flows from operating activities for the three months ended March 31, 2004, were $115 million, a decrease of 29% from $162 million reported a year ago, primarily a result of changes in operating assets and liabilities.

Expenditures for property, plant and equipment, including capitalized labor and overhead, for the first quarter of 2004 totaled $190 million, an increase of approximately 83% from first quarter 2003 when unusually low capital expenditures totaled $104 million. The increase in capital expenditures resulted from more customer connect activity and customer adoption of advanced services, including high definition television and digital video recorder technology. Expenditures on scalable infrastructure related to the deployment of advanced services including video on demand and commercial high-speed data services also increased during the quarter. In addition, aggressive new build construction expenditures in the first quarter of 2004 more than doubled compared to a year ago.

Charter reported un-levered free cash flow of $273 million for the first quarter of 2004, compared to un-levered free cash flow of $354 million in the first quarter of 2003. The decline in un-levered free cash flow was a result of increased capital expenditures as previously discussed.

The increase in capital expenditures resulted in negative free cash flow of $27 million for the first quarter of 2004, compared to free cash flow of $70 million for the first quarter of 2003.

On April 27, 2004, the Company amended the $5.1 billion Charter Operating credit facilities to, among other things, expand those facilities to approximately $6.5 billion. Charter used the additional proceeds, along with the proceeds from the concurrent issuance of $1.5 billion Senior Second Lien Notes (the Notes) to refinance the bank debt of its subsidiaries, CC VI Operating, LLC, Falcon Cable Communications, LLC, and CC VIII Operating, LLC. The amended facility combined with the Notes issuance provides the Company with $8 billion of financing to effectively replace the $9 billion available under the preexisting four credit facilities. The refinancing provides the Company increased borrowing availability and greater operating flexibility through the consolidation of bank facilities, less restrictive covenants and deferred maturities.

At March 31, 2004, the Company had $18.108 billion of outstanding indebtedness, and $153 million cash on hand. Unused availability as of the closing of the amendment and restatement of the Charter Operating credit facility was approximately $1.0 billion.

Operating Statistics

All operating statistics are pro forma for the sales of certain cable systems to Atlantic Broadband Finance, LLC and WaveDivision Holdings, LLC. (See the customer statistics table and related footnotes in the Addendum to this release for more information.)

During the first quarter of 2004, Charter continued its increased marketing efforts to stabilize its analog video customer base and to accelerate advanced service penetration, specifically in high-speed data. As a result, the Company generated a net increase of 186,900 RGUs, or 2%, during the first quarter of 2004 to end the quarter with 10,528,700 RGUs. The increase in RGUs was driven by a net gain of 125,200 residential high-speed data and 68,800 digital video customers during the quarter, and was partially offset by a net loss of 8,500 analog video customers. As of March 31, 2004, Charter served 6,192,000 analog video, 2,657,400 digital video and 1,653,000 residential high-speed data customers. The Company also served 26,300 telephony customers, principally in the St. Louis market, as of March 31, 2004. Charter increased customer relationships by 28,500 during the first quarter of 2004, driven by the addition of HSD-only customers.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA, un-levered free cash flow and free cash flow are non- GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, gain/loss on sale of assets, and option compensation expense. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by our capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Company management and the Board of Directors to measure our ability to fund operations and our financing obligations. For this reason, it is a significant component of Charter's annual incentive compensation program. However, a limitation of this measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. We believe this is an important measure as it takes into account the period cost associated with capital expenditures used to upgrade, extend and maintain our plant without regard to our leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and special charges, adjusted for the change in operating assets and liabilities, net of dispositions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing our ability to service our debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $20 million for the three months ended March 31, 2004 and 2003, which amounts are added back for the purposes of leverage covenants. As of March 31, 2004, Charter and its subsidiaries are in compliance with their debt covenants.

Conference Call

The Company will host a Conference Call on Monday, May 10, 2004 at 4:00 PM Eastern Time (ET) related to the contents of this release.

The Conference Call will be webcast live via the Company's website at www.charter.com. Access the webcast by clicking on "About Us" at the top right of the page, then again on "Investor and News Center". Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at 800-642-1687 or 706-645-9291 beginning two hours after completion of the call through midnight May 17, 2004. The passcode for the replay is 7075569.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter DigitalTM and Charter High-Speed Internet ServiceTM. Charter also provides business to business video, data and Internet protocol (IP) solutions through Charter Business Division. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

# # #

Contact:

Media

David Andersen
314-543-2213

Analysts

Tamar Gerber
303-323-1383

Mary Jo Moehle
314-543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial including, without limitation, the forward-looking statements set forth in this release. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward- looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

  our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed data and other services and to maintain a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;
  our ability to achieve free cash flow;
  our ability to pay or refinance debt as it becomes due, commencing in 2005;
  the availability of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources;
  any adverse consequences arising out of our restatement of our 2000, 2001 and 2002 financial statements;
  the results of the pending grand jury investigation by the United States Attorney's Office for the Eastern District of Missouri, the pending SEC Division of Enforcement investigation, the putative class action, the unconsolidated state action, and derivative shareholders litigation against us;
  our ability to comply with all covenants in our indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;
  our ability to obtain programming at reasonable prices or to pass cost increases on to our customers;
  general business conditions, economic uncertainty or slowdown; and
  the effects of governmental regulation, including but not limited to local franchise taxing authorities, on our business.

All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Operating Data
(Dollars in Millions, Except Per Share and Share Data)

                                                                            Three Months Ended March 31,            Three Months Ended March 31,
                                                                        -------------------------------------  -----------------------------------------
                                                                            2004          2003                       2004           2003
                                                                           Actual        Actual     % Change    Pro Forma (a)   Pro Forma (a)  % Change
                                                                        ------------  ------------  ---------   --------------  -------------  ---------
REVENUES:
   Video.............................................................. $        849  $        866        (2%)  $          828  $         831          0%
   High-speed data....................................................          168           122         38%             165            118         40%
   Advertising sales..................................................           59            57          4%              58             55          5%
   Commercial.........................................................           56            47         19%              54             43         26%
   Other..............................................................           82            86        (5%)              80             83        (4%)
                                                                        ------------  ------------              --------------  -------------
      Total revenues..................................................        1,214         1,178          3%           1,185          1,130          5%
                                                                        ------------  ------------              --------------  -------------
COSTS AND EXPENSES:
   Programming costs..................................................          334           314          6%             325            301          8%
   Advertising sales..................................................           23            21         10%              23             20         15%
   Service............................................................          155           150          3%             152            146          4%
   General and administrative.........................................          208           215        (3%)             204            209        (2%)
   Marketing..........................................................           31            20         55%              31             19         63%
                                                                        ------------  ------------              --------------  -------------
      Operating costs and expenses....................................          751           720          4%             735            695          6%
                                                                        ------------  ------------              --------------  -------------
      Adjusted EBITDA.................................................          463           458          1%             450            435          3%
                                                                        ------------  ------------              --------------  -------------
      Adjusted EBITDA margin..........................................           38%           39%                         38%            38%
                                                                        ------------  ------------              --------------  -------------

   Depreciation and amortization......................................          370           370                         364            360
   Gain (loss) on sale of assets, net.................................         (106)            9                           2              8
   Option compensation expense, net...................................           14            --                          14             --
   Special charges, net...............................................           10             2                          10              2
                                                                        ------------  ------------              --------------  -------------
       Income from operations.........................................          175            77                          60             65
                                                                        ------------  ------------              --------------  -------------
OTHER INCOME AND EXPENSES:
   Interest expense, net..............................................         (393)         (390)                       (389)          (383)
   Gain (loss) on derivative instruments and hedging activities, net..           (7)           14                          (7)            14
   Loss on debt to equity conversions.................................           (8)           --                          (8)            --
   Other, net.........................................................           (2)           (2)                         (2)            (2)
                                                                        ------------  ------------              --------------  -------------
                                                                               (410)         (378)                       (406)          (371)
                                                                        ------------  ------------              --------------  -------------
Loss before minority interest and income taxes........................         (235)         (301)                       (346)          (306)

Minority interest.....................................................           (4)          160                          (4)           163
                                                                        ------------  ------------              --------------  -------------
Loss before income taxes..............................................         (239)         (141)                       (350)          (143)

Income tax expense....................................................          (54)          (40)                        (40)           (40)
                                                                        ------------  ------------              --------------  -------------
Net loss..............................................................         (293)         (181)                       (390)          (183)

Dividends on preferred stock - redeemable.............................           (1)           (1)                         (1)            (1)
                                                                        ------------  ------------              --------------  -------------
Net loss applicable to common stock................................... $       (294) $       (182)             $         (391) $        (184)
                                                                        ============  ============              ==============  =============
Loss per common share, basic and diluted.............................. $      (1.00) $      (0.62)             $        (1.32) $       (0.62)
                                                                        ============  ============              ==============  =============
Weighted average common shares outstanding............................  295,106,077   294,466,137                 295,106,077    294,466,137
                                                                        ============  ============              ==============  =============

NOTE:  Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

(a)   Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC which closed on March 1, 2004 and WaveDivision Holdings, LLC which closed on October 1, 2003, as if they both occurred as of January 1, 2003.
Additionally, the pro formas include the sale of the New York system to Atlantic Broadband Finance, LLC, which occurred in April 2004.  Actual revenues exceeded pro forma revenues for the three months ended March 31, 2004 and
2003 by $29 million and $48 million, respectively.  Actual adjusted EBITDA exceeded pro forma adjusted EBITDA by $13 million and $23 million for the three months ended March 31, 2004 and 2003, respectively.  Pro forma net loss exceeded actual net loss by $97 million and $2 million for the three months ended March 31, 2004 and 2003, respectively.  The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.  Adjusted EBITDA is a non-GAAP term.  See page 7 of this addendum for the reconciliation of adjusted EBITDA to net cash flows from operating activities as defined by GAAP.

Addendum to Charter Communications, Inc. First Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Operating Data
(Dollars in Millions, Except Per Share and Share Data)

                                                                                                  Three Months Ended
                                                                           -------------------------------------------------------------  Year Ended
                                                                             March 31,        June 30,     September 30,   December 31,   December 31,
                                                                                2003            2003            2003           2003          2003
                                                                           Pro Forma (a)   Pro Forma (a)   Pro Forma (a)   Pro Forma (a)  Pro Forma (a
                                                                           --------------  --------------  --------------  -------------  -----------

REVENUES:
   Video................................................................. $          831  $          840  $          831  $         822  $     3,324
   High-speed data.......................................................            118             132             141            150          541
   Advertising sales.....................................................             55              65              62             73          255
   Commercial............................................................             43              46              48             51          188
   Other.................................................................             83              85              77             77          322
                                                                           --------------  --------------  --------------  -------------  -----------
      Total revenues.....................................................          1,130           1,168           1,159          1,173        4,630
                                                                           --------------  --------------  --------------  -------------  -----------
COSTS AND EXPENSES:
   Programming costs.....................................................            301             300             294            303        1,198
   Advertising sales.....................................................             20              22              21             23           86
   Service...............................................................            146             148             151            152          597
   General and administrative............................................            209             197             198            206          810
   Marketing.............................................................             19              28              31             26          104
                                                                           --------------  --------------  --------------  -------------  -----------
      Operating costs and expenses.......................................            695             695             695            710        2,795
                                                                           --------------  --------------  --------------  -------------  -----------
      Adjusted EBITDA....................................................            435             473             464            463        1,835
                                                                           --------------  --------------  --------------  -------------  -----------
      Adjusted EBITDA margin.............................................             38%             40%             40%            39%          40%
                                                                           --------------  --------------  --------------  -------------  -----------

   Depreciation and amortization.........................................            360             363             341            349        1,413
   Gain (loss) on sale of assets, net....................................              8               4              10              2           24
   Option compensation expense, net......................................             --              --               1              3            4
   Special charges, net..................................................              2               8               8              3           21
   Unfavorable contracts and other settlements...........................             --              --              --            (72)         (72)
                                                                           --------------  --------------  --------------  -------------  -----------
       Income from operations............................................             65              98             104            178          445
                                                                           --------------  --------------  --------------  -------------  -----------
OTHER INCOME AND EXPENSES:
   Interest expense, net.................................................           (383)           (379)           (380)          (388)      (1,530)
   Gain (loss) on derivative instruments and hedging activities, net.....             14             (10)             31             30           65
   Gain on debt exchange.................................................             --              --             267             --          267
   Other, net............................................................             (2)             (2)             (5)            (7)         (16)
                                                                           --------------  --------------  --------------  -------------  -----------
                                                                                    (371)           (391)            (87)          (365)      (1,214)
                                                                           --------------  --------------  --------------  -------------  -----------
Income (loss) before minority interest and income taxes..................           (306)           (293)             17           (187)        (769)

Minority interest........................................................            163             155             (11)            94          401
                                                                           --------------  --------------  --------------  -------------  -----------
Income (loss) before income taxes........................................           (143)           (138)              6            (93)        (368)

Income tax benefit (expense).............................................            (40)             98              28             29          115
                                                                           --------------  --------------  --------------  -------------  -----------
Net income (loss)........................................................           (183)            (40)             34            (64)        (253)

Dividends on preferred stock - redeemable................................             (1)             (1)             (1)            (1)          (4)
                                                                           --------------  --------------  --------------  -------------  -----------
Net income (loss) applicable to common stock............................. $         (184) $          (41) $           33  $         (65) $      (257)
                                                                           ==============  ==============  ==============  =============  ===========
Earnings (loss) per common share, basic.................................. $        (0.62) $        (0.14) $         0.11  $       (0.22) $     (0.87)
                                                                           ==============  ==============  ==============  =============  ===========
Earnings (loss) per common share, diluted................................ $        (0.62) $        (0.14) $         0.07  $       (0.22) $     (0.87)
                                                                           ==============  ==============  ==============  =============  ===========
Weighted average common shares outstanding, basic........................    294,466,137     294,474,596     294,566,878    294,875,504   294,597,519
                                                                           ==============  ==============  ==============  =============  ===========
Weighted average common shares outstanding, diluted......................    294,466,137     294,474,596     637,822,843    294,875,504   294,597,519
                                                                           ==============  ==============  ==============  =============  ===========

(a)  Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC which closed on March 1, 2004 and WaveDivision Holdings, LLC which closed on October 1, 2003, as if they both occurred as of January 1, 2003.
Additionally, the pro formas include the sale of the New York system to Atlantic Broadband Finance, LLC, which occurred in April 2004.  Actual revenues exceeded pro forma revenues for the three months ended March 31, 2003, June
30, 2003, September 30, 2003, December 31, 2003 and the year ended December 31, 2003 by $48 million, $49 million, $48 million, $44 million and $189 million, respectively.  Actual adjusted EBITDA exceeded pro forma adjusted EBITDA by
$23 million, $24 million, $24 million, $21 million and $92 million for the three months ended March 31, 2003, June
30, 2003, September 30, 2003, December 31, 2003 and the year ended December 31, 2003, respectively.  Pro forma net loss exceeded actual net loss by $2 million, $3 million, $7 million and $15 million for the three months ended March
31, 2003, June 30, 2003, December 31, 2003 and the year ended December 31, 2003, respectively.  Actual net income exceeded pro forma net income by $3 million for the three months ended September 30, 2003.  The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be
obtained in the future.   Adjusted EBITDA is a non-GAAP term.    See page 7 of this addendum for the reconciliation of
adjusted EBITDA to net cash flows from operating activities as defined by GAAP.

Addendum to Charter Communications, Inc. First Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Millions)

                                                                                March 31,    December 31,
                                                                                  2004          2003
                                                                               -----------  ------------

                              ASSETS

CURRENT ASSETS:
   Cash and cash equivalents................................................. $       153  $        127
   Accounts receivable, net of allowance for doubtful accounts...............         164           189
   Prepaid expenses and other current assets.................................          39            34
                                                                               -----------  ------------
         Total current assets................................................         356           350
                                                                               -----------  ------------
INVESTMENT IN CABLE PROPERTIES:
   Property, plant and equipment, net .......................................       6,710         7,014
   Franchises, net ..........................................................      13,196        13,680
                                                                               -----------  ------------
         Total investment in cable properties, net...........................      19,906        20,694
                                                                               -----------  ------------
OTHER NONCURRENT ASSETS......................................................         310           320
                                                                               -----------  ------------
        Total assets......................................................... $    20,572  $     21,364
                                                                               ===========  ============
                LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable and accrued expenses..................................... $     1,250  $      1,286
                                                                               -----------  ------------
         Total current liabilities...........................................       1,250         1,286
                                                                               -----------  ------------
LONG-TERM DEBT...............................................................      18,108        18,647

DEFERRED MANAGEMENT FEES - RELATED PARTY.....................................          14            14

OTHER LONG-TERM LIABILITIES..................................................         893           848

MINORITY INTEREST............................................................         693           689

PREFERRED STOCK - REDEEMABLE.................................................          55            55

SHAREHOLDERS' DEFICIT........................................................        (441)         (175)
                                                                               -----------  ------------
          Total liabilities and shareholders' deficit........................ $    20,572  $     21,364
                                                                               ===========  ============

NOTE:  Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Addendum to Charter Communications, Inc. First Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statement of Cash Flows
(Dollars in Millions)

                                                                                                        Three Months Ended March 31,
                                                                                                         --------------------------
                                                                                                             2004          2003
                                                                                                         ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................................................... $       (293) $       (181)
  Adjustments to reconcile net loss to net cash flows from operating activities:.....................
     Minority interest...............................................................................            4          (160)
     Depreciation and amortization...................................................................          370           370
     Option compensation expense, net................................................................           10            --
     Noncash interest expense........................................................................           93           106
    (Gain) loss on derivative instruments and hedging activities, net................................            7           (14)
    (Gain) loss on sale of assets, net...............................................................         (106)            9
     Loss on debt to equity conversions..............................................................            8            --
     Deferred income taxes...........................................................................           54            40
     Other, net......................................................................................            2            11
  Changes in operating assets and liabilities, net of effects from dispositions:.....................
     Accounts receivable.............................................................................           22            26
     Prepaid expenses and other assets...............................................................           (7)           (3)
     Accounts payable, accrued expenses and other....................................................          (49)          (50)
     Receivables from and payables to related party,
     including deferred management fees..............................................................           --             8
                                                                                                         ------------  ------------
          Net cash flows from operating activities...................................................          115           162
                                                                                                         ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.........................................................         (190)         (104)
  Change in accrued expenses related to capital expenditures.........................................           (6)         (124)
  Proceeds from sale of assets.......................................................................          725            --
  Purchases of investments...........................................................................           (3)           (3)
                                                                                                         ------------  ------------
          Net cash flows from investing activities...................................................          526          (231)
                                                                                                         ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt.......................................................................          165           346
  Repayments of long-term debt.......................................................................         (779)         (152)
  Payments for debt issuance costs...................................................................           (1)           --
                                                                                                         ------------  ------------
         Net cash flows from financing activities....................................................         (615)          194
                                                                                                         ------------  ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS............................................................           26           125
CASH AND CASH EQUIVALENTS, beginning of period.......................................................          127           321
                                                                                                         ------------  ------------
CASH AND CASH EQUIVALENTS, end of period.............................................................   $      153    $      446
                                                                                                         ============  ============

CASH PAID FOR INTEREST...............................................................................   $      229    $      160
                                                                                                         ============  ============
NONCASH TRANSACTIONS:
  Debt exchanged for Charter Class A common stock...................................................    $       10    $       --
                                                                                                         ============  ============

NOTE:  Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Addendum to Charter Communications, Inc. First Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Summary of Operating Statistics

                                                                                                               Approximate as of
                                                                                           ------------------------------------------------------------------------
                                                                                             March 31,    December 31,   September 30,     June 30,     March 31,
                                                                                               2004           2003            2003           2003          2003
                                                                                            Actual (a)    Pro Forma (a)  Pro Forma (a)   Pro Forma (a) Pro Forma (a)
                                                                                           -------------  -------------  --------------  ------------  ------------

Customer Summary:
Customer Relationships:
   Residential (non-bulk) analog video customers (b).....................................     5,953,200      5,963,000       6,002,600     5,996,100     6,036,600
   Multi-dwelling (bulk) and commercial unit customers (c)...............................       238,800        237,500         236,400       231,900       229,300
                                                                                           -------------  -------------  --------------  ------------  ------------
       Total analog video customers (b) (c)..............................................     6,192,000      6,200,500       6,239,000     6,228,000     6,265,900

   Non-video customers (b)...............................................................       142,700        105,700          73,700        70,500        54,900
                                                                                           -------------  -------------  --------------  ------------  ------------
    Total customer relationships (d).....................................................     6,334,700      6,306,200       6,312,700     6,298,500     6,320,800
                                                                                           =============  =============  ==============  ============  ============

   Pro forma average monthly revenue per analog video customer (e)....................... $       63.75  $       62.86  $        61.98  $      62.32  $      59.88

   Bundled customers (f).................................................................     1,510,300      1,422,100       1,367,800     1,233,600     1,174,300

Revenue Generating Units:
   Analog video customers (b)(c).........................................................     6,192,000      6,200,500       6,239,000     6,228,000     6,265,900
   Digital video customers (g)...........................................................     2,657,400      2,588,600       2,570,300     2,511,800     2,556,700
   Residential high-speed data customers (h).............................................     1,653,000      1,527,800       1,441,500     1,304,100     1,229,200
   Telephony customers (i)...............................................................        26,300         24,900          24,100        23,700        22,800
                                                                                           -------------  -------------  --------------  ------------  ------------
     Total revenue generating units (j)..................................................    10,528,700     10,341,800      10,274,900    10,067,600    10,074,600
                                                                                           =============  =============  ==============  ============  ============

Cable Video Services:
Analog Video:
   Estimated homes passed (k)............................................................    11,895,400     11,817,500      11,724,700    11,672,200    11,579,300
   Analog video customers (b)(c).........................................................     6,192,000      6,200,500       6,239,000     6,228,000     6,265,900
   Estimated penetration of analog video homes passed (b)(c)(k)(l).......................            52%            52%             53%           53%           54%
   Pro form average monthly analog revenue per analog video customer (m)................. $       36.58  $       36.23  $        36.63  $      36.92  $      36.46
   Analog video customers quarterly net gain (loss) (b)(c)(n)............................        (8,500)       (38,500)         11,000       (37,900)      (49,000)

Digital Video:
   Estimated digital homes passed (k)....................................................    11,776,700     11,716,400      11,570,400    11,522,500    11,395,500
   Digital video customers (g)...........................................................     2,657,400      2,588,600       2,570,300     2,511,800     2,556,700
   Estimated penetration of digital homes passed (g)(k)(l)...............................            23%            22%             22%           22%           22%
   Digital percentage of analog video customers (b)(c)(g)(o).............................            43%            42%             41%           40%           41%
   Digital set-top terminals deployed....................................................     3,756,300      3,634,500       3,617,000     3,554,600     3,621,700
   Pro forma average incremental monthly digital revenue per digital video customer (m).. $       22.87  $       23.00  $        23.22  $      23.28  $      22.29
   Digital video customers quarterly net gain (loss) (g)(n)..............................        68,800         18,300          58,500       (44,900)      (31,500)

   Estimated video on demand homes passed (k)............................................     4,567,000      4,476,000       3,982,800     3,727,300     3,581,100

Non-Video Cable Services:
High-Speed Data Services:
   Estimated high-speed data homes passed (k)............................................    10,392,800     10,321,100      10,108,300     9,909,600     9,509,500
   Residential high-speed data customers (h).............................................     1,653,000      1,527,800       1,441,500     1,304,100     1,229,200
   Estimated penetration of high-speed data homes passed (h)(k)(l).......................            16%            15%             14%           13%           13%
   Pro forma average monthly high-speed data revenue per high-speed data customer (m).... $       34.58  $       33.45  $        33.99  $      34.74  $      33.79
   Residential high-speed data customers quarterly net gain (h)(n).......................       125,200         86,300         137,400        74,900       130,200

Dial-up customers........................................................................         8,900          9,600          10,900        11,700        12,700

Telephony customers (i)..................................................................        26,300         24,900          24,100        23,700        22,800
Pro forma average monthly telephony revenue per telephony customer (m)................... $       49.70  $       49.15  $        49.89  $      49.98  $      48.50

Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC which closed on March 1, 2004 and
WaveDivision Holdings, LLC which closed on October 1, 2003, as if they both occurred as of January 1, 2003.
Additionally, the pro formas include the sale of the New York system to Atlantic Broadband Finance, LLC, which occurred in April 2004.

See footnotes to unaudited summary of operating statistics on page 6 of this Addendum.

Addendum to Charter Communications, Inc. First Quarter 2004 Earnings Release

__________

(a)  "Customers" include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees).  Further,
"customers" include persons receiving service under promotional programs that offered up to two months of service for free, some of whom had not requested to be disconnected, but had not become paying customers as of March
31, 2004.  If such persons do not become paying customers, we do not believe this would have a material impact on our consolidated financial condition or consolidated results of operations.  In addition, at March 31, 2004, December
31, 2003, September 30, 2003, June 30, 2003 and March 31, 2003, "customers" include approximately 5,800,
6,500, 7,100, 8,700 and 3,700 persons, whose accounts were over 90 days past due in payment and approximately
2,200, 2,000, 2,300, 1,900 and 1,000 of which were over 120 days past due in payment, respectively.

(b)  "Analog video customers" include all customers who receive video services (including those who also purchase high-speed data and telephony services) but excludes approximately 142,700, 105,700, 73,700, 70,500 and
54,900 customer relationships at March 31, 2004, December 31, 2003, September 30, 2003, June 30, 2003 and March 31,
2003, respectively, who pay for high-speed data service only and who are only counted as high-speed data customers, and therefore are shown as "non-video" customers.

(c)  Included within video customers are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit ("EBU") basis.  EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year.  As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d)  "Customer relationships" include the number of customers that receive at least one or more levels of service, encompassing video and data services, without regard to which service(s) such customers receive.  This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including Charter.

(e)  Pro forma average monthly revenue per analog customer is calculated as total pro forma quarterly revenue divided by three divided by average pro forma analog customers during the respective quarter.  This calculation is pro forma giving affect to the reduction of monthly revenue and average analog customers for the disposition of systems sold to Atlantic Broadband Finance, LLC and WaveDivision Holdings, LLC (as discussed on page 5 of this addendum).

(f)  "Bundled customers" include customers subscribing to Charter's video service and high-speed data service.
Bundled customers do not include customers who only subscribe to video service.

(g)  "Digital video customers" include all households that have one or more digital set-top terminals.
Included in digital video customers on March 31, 2004, December 31, 2003, September 30, 2003, June 30, 2003 and March
31, 2003 are approximately 12,000, 12,000, 12,400, 13,100 and 14,800 customers, respectively, that receive digital video service directly through satellite transmission.

(h)  All of these customers also receive video service and are included in the video statistics above, except that the video statistics do not include approximately 142,700, 105,700, 73,700, 70,500 and 54,900 of these customers at
March 31, 2004, December 31, 2003, September 30, 2003, June 30, 2003 and March 31, 2003, respectively, who were high-speed data only customers.

(i)  "Telephony customers" include all households receiving telephone service.

(j)  "Revenue generating units" represent the sum total of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets within one household.  For example, a customer who receives two types of services (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed data service, the customer would be treated as three revenue generating units.  This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

(k)  "Homes passed" represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by the cable distribution network in the areas where we offer the service indicated.  Homes passed exclude commercial units passed by the cable distribution network.  These estimates are updated for all periods presented when estimates change.

(l)  Penetration represents customers as a percentage of homes passed.

(m) "Pro forma average monthly revenue" represents pro forma quarterly revenue for the service indicated divided by three divided by average number of pro forma customers for the service indicated during the respective quarter.
This calculation is pro forma giving affect to the reduction of monthly revenue and average analog customers for the disposition of systems sold to Atlantic Broadband Finance, LLC and WaveDivision Holdings, LLC (as discussed on page 5 of this addendum).

(n)  "Quarterly net gain (loss)" represents the net gain or loss in the respective quarter for the service indicated.

(o)  Represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. First Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Reconciliation of Non-GAAP Measures to GAAP Measures
(Dollars in Millions)

                                                                                    Three Months Ended
                                                           -------------------------------------------------------------
                                                                     March 31, 2004                  March 31, 2003
                                                           ------------------------------  -----------------------------
                                                               Actual        Pro Forma         Actual        Pro Forma
                                                           --------------  --------------  --------------  -------------

Adjusted EBITDA (a)...................................... $          463  $          450  $          458  $         435
Less:  Purchases of property, plant and equipment........           (190)           (188)           (104)          (100)
                                                           --------------  --------------  --------------  -------------

Un-levered free cash flow................................            273             262             354            335

Less:  Interest on cash pay obligations (b)..............           (300)           (296)           (284)          (277)
                                                           --------------  --------------  --------------  -------------
Free cash flow...........................................            (27)            (34)             70             58

Purchases of property, plant and equipment...............            190             188             104            100
Special charges, net.....................................            (10)            (10)             (2)            (2)
Other, net...............................................             (4)             (9)              9              5
Change in operating assets and liabilities...............            (34)            (23)            (19)            (7)
                                                           --------------  --------------  --------------  -------------

Net cash flows from operating activities................. $          115  $          112  $          162  $         154
                                                           ==============  ==============  ==============  =============

                                                                         Three Months Ended
                                                           ----------------------------------------------   Year Ended
                                                              June 30,     September 30,    December 31,   December 31,
                                                                2003            2003            2003           2003
                                                             Pro Forma       Pro Forma       Pro Forma       Pro Forma
                                                           --------------  --------------  --------------  -------------

Adjusted EBITDA (a)...................................... $          473  $          464  $          463  $       1,835
Less:  Purchases of property, plant and equipment........           (157)           (233)           (345)          (835)
                                                           --------------  --------------  --------------  -------------

Un-levered free cash flow................................            316             231             118          1,000

Less:  Interest on cash pay obligations (b)..............           (274)           (272)           (293)        (1,116)
                                                           --------------  --------------  --------------  -------------
Free cash flow...........................................             42             (41)           (175)          (116)

Purchases of property, plant and equipment...............            157             233             345            835
Special charges, net.....................................             (8)             (8)             (3)           (21)
Other, net...............................................             (9)              2              (9)           (11)
Change in operating assets and liabilities...............            (64)            163             (36)            56
                                                           --------------  --------------  --------------  -------------

Net cash flows from operating activities................. $          118  $          349  $          122  $         743
                                                           ==============  ==============  ==============  =============

(a)  See pages 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

(b)  Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our statements of operations.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the
Sarbanes-Oxley Act.

Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC which closed on March 1, 2004 and
WaveDivision Holdings, LLC which closed on October 1, 2003, as if they both occurred as of January 1, 2003.
Additionally, the pro formas include the sale of the New York system to Atlantic Broadband Finance, LLC, which occurred in April 2004.

Addendum to Charter Communications, Inc. First Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Capital Expenditures
(Dollars in Millions)

                                                                            Three Months Ended March 31,
                                                                             --------------------------
                                                                                 2004          2003
                                                                             ------------  ------------

Customer premise equipment (a)............................................. $        114  $         64
Scalable infrastructure (b)................................................           19             8
Line extensions (c)........................................................           23             8
Upgrade/Rebuild (d)........................................................           11            15
Support capital (e)........................................................           23             9
                                                                             ------------  ------------

    Total capital expenditures (f)......................................... $        190  $        104
                                                                             ============  ============

(a)   Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)  Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)  Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)  Represents all capital expenditures made during the three months ended March 31, 2004 and 2003, respectively.

Addendum to Charter Communications, Inc. First Quarter 2004 Earnings Release